Exhibit 99.1
FOR IMMEDIATE RELEASE

April 27, 2023

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2023 Operating Results

DALLAS, TEXAS, April 27, 2023 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $174.7 million for the quarter ended March 31, 2023. In comparison, for the quarters ended December 31, 2022 and March 31, 2022, the Bank reported net income of $115.9 million and $41.1 million, respectively.

Total assets at March 31, 2023 were $181.2 billion, compared with $114.3 billion at December 31, 2022. The $66.9 billion increase in total assets for the first quarter was primarily attributable to increases in the Bank's advances ($55.9 billion), short-term liquidity holdings ($9.6 billion), long-term investments ($1.0 billion) and mortgage loans held for portfolio ($0.2 billion).

Advances totaled $124.8 billion at March 31, 2023, compared with $68.9 billion at December 31, 2022. The Bank's mortgage loans held for portfolio totaled $4.6 billion at March 31, 2023, as compared to $4.4 billion at December 31, 2022.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.3 billion at both March 31, 2023 and December 31, 2022. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.1 billion at March 31, 2023, as compared to $15.1 billion at December 31, 2022. At March 31, 2023 and December 31, 2022, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At March 31, 2023 and December 31, 2022, the Bank's short-term liquidity holdings totaled $34.7 billion and $25.1 billion, respectively.

The Bank's retained earnings increased to $1.966 billion at March 31, 2023 from $1.834 billion at December 31, 2022. On March 28, 2023, a dividend of $43.2 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2023 (and, for comparative purposes, as of December 31, 2022, and for the quarters ended December 31, 2022 and March 31, 2022) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2023 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 790 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2023
(Unaudited, in thousands)

	March 31, 2023	December 31, 2022
Selected Statement of Condition Data:

Assets
Investments (1)	$51,166,492	$40,613,512
Advances	124,833,636	68,921,869
Mortgage loans held for portfolio, net	4,564,655	4,395,175
Cash and other assets	611,574	418,000
Total assets	$181,176,357	$114,348,556

Liabilities
Consolidated obligations
Discount notes	$62,209,960	$46,270,265
Bonds	106,947,356	59,946,458
Total consolidated obligations	169,157,316	106,216,723
Mandatorily redeemable capital stock	7,198	7,453
Other liabilities	3,572,757	2,123,303
Total liabilities	172,737,271	108,347,479
Capital
Capital stock — putable	6,390,682	3,984,105
Retained earnings	1,965,882	1,834,446
Total accumulated other comprehensive income	82,522	182,526
Total capital	8,439,086	6,001,077
Total liabilities and capital	$181,176,357	$114,348,556

Total regulatory capital (2)	$8,363,762	$5,826,004

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Selected Statement of Income Data:
Net interest income (3) (4)	$196,124	$151,292	$90,185
Other income (loss)	37,609	7,194	(20,831)
Other expense	39,644	29,695	23,667
AHP assessment	19,422	12,886	4,569
Net income	$174,667	$115,905	$41,118

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of March 31, 2023 and December 31, 2022, total regulatory capital represented 4.62 percent and 5.09 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision for mortgage loan losses.
(4)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, fair value hedge ineffectiveness increased (reduced) net interest income by $(22.708) million, $(22.630) million and $12.403 million, respectively.
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